EXHIBIT 99.1

Monarch Community Bancorp, Inc. Announces Third Quarter Earnings

COLDWATER, Mich., Oct. 30, 2006 (PRIMEZONE) -- Monarch Community Bancorp, Inc. (Nasdaq:MCBF), the parent company of Monarch Community Bank ("Bank"), today announced earnings of $332,000, or $0.14 per share for the quarter ended September 30, 2006, compared to $366,000, or $0.15 per share for the same period in 2005.

Net interest income increased $8,000, or 0.4%, for the quarter ended September 30, 2006 compared to the same period in 2005 as a result of a $597,000 increase in interest income offset by increases in interest expense on deposits and advances from the Federal Home Loan Bank totaling $589,000. The increase in interest income was caused primarily by loan growth. The increase in total interest expense was caused primarily by deposit growth as the Bank offered higher interest rates in response to local competition.

Net interest income after the provision for loan losses decreased $463,000, or 6.7% for the nine months ended September 30, 2006 compared to the same period in 2005 as a result of a $1,412,000 increase in interest expense offset by increases in interest income on loans, investment securities, federal funds sold and overnight deposits totaling $1,334,000. The remainder of the decrease arose from the Bank recording a loan loss recovery of $385,000 in 2005 compared to no provision in 2006.

Noninterest income decreased $141,000, or 16.0% for the quarter ended September 30, 2006 compared to the same period a year ago. Fees and service charges increased $48,000 primarily due to the Bank increasing its level of Bounce Protection on checking accounts beginning May 1, 2006. This was offset by gain on sale of loans for the quarter decreasing $130,000 as mortgage banking activities were reduced due to lower customer demand for refinancing as a result of a rising interest rate environment. Other noninterest income decreased $59,000 due primarily to the Bank earning a $56,000 gain on the sale of its Jonesville branch office in June 2005.

Noninterest income decreased $210,000 for the nine months ended September 30, 2006 compared to the same period a year ago. Fees and service charges increased $88,000 which was offset by gain on sale of loans decreasing $230,000 for the same reasons mentioned in the preceding paragraph. Other noninterest income decreased $68,000 for the nine months ended September 30, 2006 as gain on sales of fixed assets (including the Jonesville branch office in 2005) decreased $45,000 and net loss on sales of real estate owned decreased $18,000 from a $29,000 net loss to an $11,000 net loss. The remaining decreases in noninterest income resulted from a $20,000 net loss on the sale of securities and a $12,000 decrease in rental income. The loss on the sale of securities was incurred as the Bank repositioned part of its securities portfolio to take advantage of higher interest rates. Rental income is lower in 2006 due to the rental of a foreclosed property in 2005 where the property was subsequently sold.

Noninterest expense decreased $103,000, or 4.1% for the quarter ended September 30, 2006 compared to the same period a year ago as management continues to maintain control of company expenses. Salaries and employee benefits decreased $15,000, or 1.2% due primarily to a $49,000 decrease in health insurance expense offset by a $34,000 increase in compensation expense (including $22,000 in stock option expense beginning in 2006).

Professional fees decreased $33,000 as legal costs and regulatory examination costs decreased. Foreclosed property expenses increased $25,000 as management recorded $31,000 in writedowns of foreclosed properties compared to no writedowns for the same period a year ago. The Bank also had a $6,000 decrease in foreclosed property operating expenses for the same respective periods. Amortization of core deposit intangible decreased $19,000. Amortization of mortgage servicing rights decreased $30,000 consistent with a lower amount of loan originations. Other decreases in noninterest expense primarily include a $10,000 increase in Michigan Single Business Tax expense offset by a $5,000 decrease in office supplies and printing expenses resulting from the reduction of supply inventory levels, a $16,000 decrease in telephone expense, and a $17,000 decrease in loan fees related to indirect lending as management has eliminated this activity due to the credit risk involved.

Noninterest expense decreased $459,000, or 5.8% for the nine months ended September 30, 2006 compared to the same period a year ago. Salaries and employee benefits increased $26,000, or 0.7% due to a $131,000 increase in compensation expense (including $65,000 in stock option expenses) and a $34,000 increase in pension fund expense offset by a $137,000 decrease in health insurance expense caused by management revisions to the Company's 2006 health insurance plan. Occupancy and equipment expense decreased $65,000 primarily due to lower depreciation expense. Professional fees decreased $74,000 primarily due to a $20,000 reduction in legal expense, a $22,000 reduction in accounting and auditing expense, and a $22,000 reduction in regulatory examination costs. Foreclosed property expenses decreased $170,000 as management recorded $72,000 in writedowns of foreclosed property compared to $283,000 in 2005. The Bank also had a $41,000 increase in foreclosed property operating expenses for the same respective periods. Amortization of core deposit intangible decreased $60,000 as decreases are expected to continue into the future. Other decreases in noninterest expense include a $26,000 decrease in office supplies and printing expenses, a $50,000 decrease in expenses related to indirect lending, a $49,000 decrease in telephone expense, and a $32,000 decrease in employee education and business travel expense offset by a $73,000 increase in advertising and promotion expense due to costs of a third party marketing consultant utilized by the Bank in 2006.

The Company's provision for federal income taxes decreased $63,000 for the nine months ended September 30, 2006 compared to the same period a year ago due to a $214,000 decrease in income before income tax. The effective tax rate for the nine months ended September 30, 2006 was 25.7% of income before income tax compared to 26.2% for the nine months ended September 30, 2005.

At September 30, 2006, the Company's total assets were $294.5 million, compared to $277.1 million at December 31, 2005, an increase of 6.3%. The asset growth was primarily due to net loan growth of $20.8 million, or 9.8% as the loan portfolio increased to $233.9 million from $213.1 million.

Total deposits increased $17.6 million, or 10.2% to $190.3 million at September 30, 2006 from $172.7 million at December 31, 2005. This growth included a $12.9 million increase in certificates of deposit (including a $9.9 million increase in brokered deposits), a $6.5 million increase in money market accounts, a $1.8 million increase in non-interest bearing accounts, and a $3.6 million decrease in all other deposit accounts. Management continues to be committed to increasing its checking, savings and money market account balances during 2006 as we continue to face a high level of competition. Federal Home Loan Bank advances increased $0.5 million due to $22.5 million in new borrowings offset by $22.0 million in payoffs of maturing advances.

Monarch Community Bank is headquartered in Coldwater, Michigan and operates six full service retail offices in Branch, Calhoun and Hillsdale counties, as well as a drive-thru only location in Branch County.

For additional information, visit Monarch Bancorp's website at www.monarchcb.com.

                    Monarch Community Bancorp, Inc.
                   Consolidated Financial Highlights

                                                  Unaudited
                                                   Sept. 30,  Dec. 31,
                                                     2006       2005
                                                     ----       ----
 Selected Financial Condition Data:                 (In thousands,
                                                except per share data)

   Total assets                                     294,477    277,068
   Loans receivable, net                            233,939    213,073
   Investment securities, at carrying value          13,946     14,584
   Cash and cash equivalents                         16,092     16,286
   Deposits                                         190,265    172,746
   Federal Home Loan Bank Advances                   60,117     59,562
   Equity                                            39,274     40,576

 Book Value per share (in dollars)                 $  15.50   $  14.97
 Tangible Book Value per share (in dollars)        $  11.25   $  10.92

                                                       Unaudited
                                                     Quarter Ended
                                                      September 30,
                                                     2006      2005
                                                     ----      ----
 Selected Operations Data:                           (In thousands,
                                                 except per share data)

   Total interest income                             $4,415     $3,818
   Total interest expense                             2,255      1,666
                                                     ------     ------
     Net interest income                              2,160      2,152
   Provision for loan losses                            --         --
                                                     ------     ------

     Net interest income after
      provision for loan losses                       2,160      2,152
   Fees and service charges                             580        532
   Gains on sales of loans                               59        189
   Other non-interest income                            104        163
                                                     ------     ------
     Total non-interest income                          743        884
     Total non-interest expense                       2,438      2,541
                                                     ------     ------
     Income before taxes                                465        495
   Income tax provision                                 133        129
                                                     ------     ------
     Net income                                      $  332     $  366
                                                     ======     ======

 Earnings per share - Basic                          $ 0.14     $ 0.15
 Earnings per share - Diluted                        $ 0.14     $ 0.15

                    Monarch Community Bancorp, Inc.
             Consolidated Financial Highlights, continued

                                                        Unaudited
                                                    Nine Months Ended
                                                       September 30,
                                                     2006       2005
                                                     ----       ----

 Selected Operations Data:                            (In thousands,
                                                 except per share data)

   Total interest income                            $12,681    $11,347
   Total interest expense                             6,220      4,808
                                                    -------    -------
     Net interest income                              6,461      6,539
   Provision for loan losses                            --        (385)
                                                    -------    -------

     Net interest income after
      provision for loan losses                       6,461      6,924
   Fees and service charges                           1,617      1,529
   Gains on sales of loans                              219        449
   Other non-interest income                            462        530
                                                    -------    -------
     Total non-interest income                        2,298      2,508
     Total non-interest expense                       7,443      7,902
                                                    -------    -------
     Income before taxes                              1,316      1,530
   Income tax provision                                 338        401
                                                    -------    -------
     Net income                                     $   978    $ 1,129
                                                    =======    =======

 Earnings per share - Basic                         $  0.39    $  0.45
 Earnings per share - Diluted                       $  0.39    $  0.45

                                                      Unaudited
                                                   Nine Months Ended
                                                      September 30,
                                                    2006         2005
                                                    ----         ----
                                                      (In thousands,
 Core Earnings Analysis:                         except per share data)
    Net income (loss)                                 $ 978     $1,129
  Nonrecurring items from 2005:

    Stock option expenses not
     required to be expensed
    in 2005                                             --         (66)
    Recovery of loan loss provision
     recorded in 2004                                   --        (385)
    Writedown of foreclosed property
     subsequently sold                                  --         275
    Gain on sale of Jonesville
     branch office                                      --         (56)
    Tax effect of nonrecurring items
     using 26.2% tax rate                               --          61
                                                      -----      -----
    Comparative net income                              978        958
                                                      =====      =====

CONTACT:  Monarch Community Bank
          Donald L. Denney, CEO
            (517) 278-4567 ext 278
          Ralph A. Micalizzi, Jr., CFO
            (517) 278-4567 ext 307